UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
  ___________________________________
FORM 8-K
 ___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2018
  ___________________________________
VAREX IMAGING CORPORATION
(Exact name of registrant as specified in its charter)
 ___________________________________
Delaware
(State or Other Jurisdiction of Incorporation)

001-37860	81-3434516
(Commission File Number)	(IRS Employer Identification No.)

1678 S. Pioneer Road, Salt Lake City, Utah	84104
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (801) 972-5000
Not Applicable
(Former name or former address, if changed since last report)
 ___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors of Certain Officers; Election of Directors;

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 19, 2018, the Board of Directors (the “Board”) of Varex Imaging Corporation (the “Company”), in accordance with Section 3.2 of the Company’s Bylaws, approved an increase in the size of the Board from six to seven directors, and appointed Walter M Rosebrough, Jr. to serve on the Board, each effective April 20, 2018. Mr. Rosebrough currently serves as the President and Chief Executive Officer of STERIS plc.

In addition, Mr. Rosebrough has been appointed to serve on the Compensation and Management Development Committee of the Board and the Nominating and Corporate Governance Committee of the Board, effective April 20, 2018. There is no arrangement or understanding between Mr. Rosebrough and any other person pursuant to which Mr. Rosebrough was selected as a director. Mr. Rosebrough is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

In accordance with the Company’s current program for compensation of non-employee directors, Mr. Rosebrough will receive an annual cash retainer in the amount of $65,000 for his service on the Board, $8,000 for his service on the Compensation and Management Development Committee, and $7,000 for his service on the Nominating and Corporate Governance Committee. In addition, Mr. Rosebrough will be granted equity compensation in the form of shares of the Company’s common stock having a value of $160,000 as of the date of grant. For 2018, both the annual cash retainer and equity compensation will be prorated for his period of service.

On April 23, 2018, the Company issued a press release regarding the appointment of Mr. Rosebrough to the Board, a copy of which is attached as Exhibit 99.1 and incorporated by reference.

Item 9.01	Financial Statements and Exhibits
(d)     Exhibits

Exhibit No.	Description
99.1	Press Release Dated April 23, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAREX IMAGING CORPORATION

Dated: April 23, 2018	By:	/s/ Kimberley E. Honeysett
Kimberley E. Honeysett
Senior Vice President, General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release Dated April 23, 2018